Exhibit 99.1

Easton-Bell Sports, Inc. Reports 7% Sales Increase and Growth in Net Income of 57% for the Third Quarter 2011

Earnings Conference Call Scheduled for 2 p.m. Eastern Time on Wednesday, November 9, 2011

VAN NUYS, Calif.--(BUSINESS WIRE)--November 9, 2011--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, will discuss its financial results for the fiscal quarter ended October 1, 2011 on a conference call to be held on Wednesday, November 9, 2011, beginning at 2 p.m. Eastern Time.

Results for the Third Quarter ended October 1, 2011

The Company had net sales of $212.5 million for the third quarter of fiscal 2011, an increase of 6.9% as compared to $198.8 million of net sales for the third quarter of fiscal 2010. Net income increased by $1.7 million, or 56.5% during the quarter. The increase in net income resulted from the sales growth and a 60 bps margin improvement, with net income also benefiting from reduced interest and income tax expenses.

“We are pleased with our sales and margin growth driven by our new product launches, which allowed us to continue to invest in our brands while also increasing our profitability in the quarter,” said Paul Harrington, President and Chief Executive Officer.

Team Sports net sales increased $14.2 million or 13.9% in the third quarter of fiscal 2011, as compared to the third quarter of fiscal 2010, or 13.0% on a constant currency basis. The sales growth resulted from successful new product launches of Easton baseball and softball bats and ice hockey sticks during the quarter and continued market share gains in Riddell football helmets and apparel.

Action Sports net sales decreased $0.5 million or 0.5% for the third quarter of fiscal 2011, as compared to the third quarter of fiscal 2010, or 1.0% on a constant currency basis. The decrease reflects the negative impact on snow helmet sales from the overall softness in the European market due to high retail inventory levels from last season, mostly offset by double-digit increases in sales of Easton branded wheels and components and strong demand for the recently introduced line of Giro cycling shoes.

The Company’s gross margin for the third quarter of fiscal 2011 was 35.6%, as compared to 35.0% for the third quarter of fiscal 2010. The margin gain was driven by a strong sales mix of football helmets and increased sales of higher margin cycling helmets, which was dampened by reduced sales of snow helmets in Europe and close-out sales of ice hockey equipment.

The Company’s operating expenses increased $5.3 million or 10.8% and 90 bps as a percentage of net sales during the third quarter of fiscal 2011, as compared to the third quarter of fiscal 2010. The increase related to variable costs to support the sales growth and planned investments.

The Company’s Adjusted EBITDA was $28.8 million for the third quarter of fiscal 2011, an increase of $0.8 million or 2.9% as compared to the third quarter of fiscal 2010.

A detailed reconciliation of Adjusted EBITDA to net income, which the Company considers to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.

Balance Sheet Items

Net debt totaled $359.0 million (total debt of $382.6 million less cash of $23.6 million) as of October 1, 2011, an increase of $3.5 million compared to net debt of $355.5 million as of October 2, 2010. The increase in net debt relates to increased working capital requirements to support the sales growth. Working capital as of October 1, 2011 was $255.8 million as compared to $234.5 million as of October 2, 2010.

The Company had substantial borrowing capability as of October 1, 2011, with $174.7 million of additional borrowing ability under the revolving credit facility and liquidity of $198.3 million when including the $23.6 million of cash.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has thirty facilities worldwide. More information is available at www.eastonbellsports.com.

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at: http://www.media-server.com/m/p/62p77r39. In addition, interested parties may listen directly to the call by dialing 1-866-510-0704 (within the United States and Canada) or 1-617-597-5362 (outside the United States and Canada). The pass code for the call is 60471580. A replay of the call will be available on November 10 through November 16, 2011 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 12626775.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls; and (xx) other risks outlined under “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share amounts)

	October 1, 2011	January 1, 2011	October 2, 2010
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,641	$24,024	$26,560
Accounts receivable, net	231,933	216,166	219,473
Inventories, net	145,411	141,093	127,976
Prepaid expenses	3,838	7,080	4,133
Deferred taxes	15,976	16,254	12,607
Other current assets	9,299	8,483	9,440
Total current assets	430,098	413,100	400,189
Property, plant and equipment, net	52,724	49,736	48,176
Deferred financing fees, net	13,147	14,248	15,000
Intangible assets, net	271,807	279,047	281,636
Goodwill	206,928	206,928	206,819
Other assets	1,654	1,495	1,438
Total assets	$976,358	$964,554	$953,258

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Revolving credit facility	$36,000	$38,893	$35,893
Current portion of capital lease obligations	25	24	23
Accounts payable	66,509	73,148	62,373
Accrued expenses	71,754	58,452	67,447
Total current liabilities	174,288	170,517	165,736
Long-term debt, less current portion	346,541	346,168	346,051
Capital lease obligations, less current portion	59	78	84
Deferred taxes	52,292	49,379	45,598
Other noncurrent liabilities	18,516	20,774	20,850
Total liabilities	591,696	586,916	578,319
Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at October 1, 2011, January 1, 2011 and October 2, 2010	—	—	—
Additional paid-in capital	362,810	360,223	359,444
Retained earnings	22,963	15,401	15,348
Accumulated other comprehensive (loss) income	(1,111)	2,014	147
Total stockholder’s equity	384,662	377,638	374,939
Total liabilities and stockholder’s equity	$976,358	$964,554	$953,258

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited and amounts in thousands)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Net sales	$212,467	$198,834	$627,778	$595,695
Cost of sales	136,808	129,245	417,137	392,403
Gross profit	75,659	69,589	210,641	203,292
Selling, general and administrative expenses	54,294	49,015	156,681	144,302
Amortization of intangibles	2,339	2,589	7,240	9,175
Income from operations	19,026	17,985	46,720	49,815
Interest expense, net	10,635	11,132	32,728	33,807
Income before income taxes	8,391	6,853	13,992	16,008
Income tax expense	3,713	3,863	6,430	7,935
Net income	4,678	2,990	7,562	8,073
Other comprehensive income:
Foreign currency translation adjustment	(4,398)	2,887	(3,125)	373
Comprehensive income	$280	$5,877	$4,437	$8,446

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the third fiscal quarter ended October 1, 2011 and the third fiscal quarter ended October 2, 2010.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our Senior Secured Credit Facilities.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the third fiscal quarters ended October 1, 2011 and October 2, 2010 are set forth below (amounts in thousands):

	2011	2010

Net income for the third fiscal quarter	$4,678	$2,990

Interest expense, net	10,635	11,132
Provision for taxes based on income	3,713	3,863
Depreciation expense	5,000	4,741
Amortization expense	2,339	2,589
Non-cash equity compensation expense	1,226	755
Other allowable adjustments under the Company's Senior Secured Credit Facilities (1)	1,169	1,870
Adjusted EBITDA, as reported pursuant to the Company's Senior Secured Credit Facilities for the fiscal quarter	$28,760	$27,940

(1)	Represents actual expenses permitted to be excluded pursuant to the Company's Senior Secured Credit Facilities. Such amount represents: (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee severance, retention, relocation and contract termination, consolidation of facilities and other non-recurring expenses and charges and (iv) expense reimbursements to our financial sponsors.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803